Exhibit 24

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints each of Daniel Leiter, Gregory Roppa, Robert Post, Kevin Michel, William Renahan and Valerie Naratil with full power to act without the other, as his or her agent and attorney-in-fact for the purpose of executing in his or her name, in his or her capacity as a Trustee and/or officer of Blackstone Senior Floating Rate 2027 Term Fund (“BSL”), Blackstone Long-Short Credit Income Fund (“BGX”) and Blackstone Strategic Credit 2027

Term Fund (“BGB”), any statement of beneficial ownership on Form 3, 4 or 5 to be filed with the United States Securities and Exchange Commission.

All past acts of an attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

This Power of Attorney shall be valid from the date hereof until revoked by me.

IN WITNESS HEREOF I have executed this instrument as of the 15th day of November, 2024.

/s/ Daniel Leiter	Trustee, Chairman, President and Chief Executive Officer
Daniel Leiter

/s/ Kevin Michel	Chief Legal Officer and Secretary
Kevin Michel

/s/ Daniel McMullen	Portfolio Manager
Daniel McMullen

/s/ Meghan Fornshell	Portfolio Manager
Meghan Fornshell